Exhibit 23.1

Consent of Independent Certified Public Accounting Firm

USD Partners, LP
Houston, Texas
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-201275) of USD Partners, LP of our report dated October 8, 2015, relating to the consolidated financial statements of Casper Crude to Rail, LLC and Subsidiary, which appears in this Current Report on Form 8-K/A.

/s/ BDO USA, LLP
Atlanta, Georgia
January 12, 2016